Exhibit 23.1

Consent

Based upon the information provided to me by management, I consent to have these financial statements published. I have not audited or reviewed the data that supports these financial statements and therefore I provide no assurance upon them.

/s/:   Brian Donahue,CPA
       27 Beach Road
       Suite C05-A
       Monmouth Beach, NJ   07750
       Phone:  732-229-7723